EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 20, 2013

To the Participants, Benefit Plan Administration Committee, and Investment Committee
DTE Energy Company Savings and Stock Ownership Plan

We consent to the incorporation, by reference in Registration Statement No. 333-157768 of DTE Energy Company on Form S-8, of our report dated June 20, 2013, with respect to the statements of net assets available for benefits of the DTE Energy Company Savings and Stock Ownership Plan as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012, which report appears in the December 31, 2012 Annual Report on Form 11-K of the DTE Energy Company Savings and Stock Ownership Plan.

/s/ GEORGE JOHNSON & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS
Detroit, Michigan